EXHIBIT 99.1

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Joanne Collins Smee and Vineet Nargolwala join Brady Corporation Board of Directors

MILWAUKEE (February 22, 2022)—Brady Corporation (NYSE: BRC) (“Brady” or “Company”) announced that Joanne Collins Smee and Vineet Nargolwala will join its Board of Directors, effective February 22, 2022.

Ms. Collins Smee is Chief Commercial, Small and Medium Businesses & Channels Officer at Xerox Holdings Corporation. Prior to Xerox, she spent more than 27 years at IBM in a variety of leadership roles, most recently as General Manager, Client Service Delivery, Global Business Consulting Services. Ms. Collins Smee also served as the leader of the Technology Transformation Team for the General Services Administration of the U.S. Federal Government, where she led technology and process design teams with the primary mission to transform the way federal government agencies build, buy and use technology.
Collins Smee received a Master of Business Administration in Computer Information Systems from New York University, a Master of Arts from Columbia University and a Bachelor of Arts from Boston College.
“I am impressed with Brady’s innovative technology and the investments made by the Company in automation and research and development. Technology has been a key focus of my career and I look forward to working with the Brady leadership team and the Board of Directors to further drive this process,” said Collins Smee.

Mr. Vineet Nargolwala is Executive Vice President, Sensing Solutions for Sensata Technologies, a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. He has been with Sensata Technologies since 2013 in senior executive roles serving a broad spectrum of automotive and industrial markets. Prior to Sensata Technologies, he spent nearly 10 years at Honeywell International Inc. in a variety of leadership roles.
Nargolwala received a Master of Business Administration from Cornell University, a Master of Science in Electrical Engineering from the University of Texas at Arlington and a Bachelor of Science in Engineering from The Maharaja Sayajirao University of Baroda.
“Brady is committed to drive growth through innovation, research and development and investments in technologies to deliver shareholder value over the long-term. I’m looking forward to working with Brady’s leadership team and its Board of Directors as the Company continues to move into faster-growing end markets,” said Nargolwala.

“Joanne and Vineet’s strong leadership skills and expertise in technology make them excellent additions to the Brady Board of Directors and their election demonstrates Brady’s commitment to innovation,” said Bradley C. Richardson, Chair of Brady’s Board of Directors.
“I am pleased to welcome both Joanne and Vineet to the Brady Board of Directors. Joanne and Vineet bring deep experience in high-technology global businesses which will be invaluable to Brady as we continue to expand our offerings of higher-technology products and services,” said J. Michael Nauman, Brady’s President and Chief Executive Officer.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2021, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2021 sales were approximately $1.14 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available at www.bradyid.com.

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